Exhibit 10.10

November 30, 2017

Yoav Efron

46 Karen Way

Summit, NJ 07901

Dear Yoav,

It is a pleasure to welcome you to Actelis Networks (the "Company"). We have attached a copy of our Mission and Values Statement for your review. This is our company constitution and the guidelines by which we expect our teammates to live and follow. We want you to understand what values we hold in high regard in advance of accepting our offer. We invite you to share this corporate culture with us.

This letter is to confirm our offer of employment for the position CFO, reporting to Tuvia Barlev, Actelis' CEO. In this position, you will be expected to devote your full business time, attention and energies to the performance of your duties with the Company. We would like the effective date of your employment to be December 5, 2017.

The terms of this offer are as follows:

1. Compensation.

1.1 Base Monthly salary: $74,000 base annualized in accordance with the Company's standard payroll policies. Your salary will begin as of the effective date of employment. The first and last payment by the Company to you will be adjusted, if necessary, to reflect a commencement of termination date other than the first and last working day of any period.

Your compenstion will include an allowance of $570/ month he can elect to use for medical benefits or draw as cash

1.2 You will have the right to participate in management MBO plan for 2018 and beyond, per the plan to be defined by the company.

2. Benefits. During the term of your employment, you will be entitled to 50% of the Company's standard vacation and benefits covering employees, as may be in effect from time to time. Benefits coverage begins the first day of the month following employment.

3. Proprietary Information Agreement As a condition of accepting this offer of employment, you will be required to complete, sign and return to the Company the confidential information agreement attached hereto, along with a signed copy of this offer letter.

4. At Will Employment. Your acceptance of this offer represents the sole agreement between you and Actelis Networks Inc., no prior promises, representations, or understandings relative to any terms or conditions of your employment are to be considered as part of this agreement unless expressed in writing in this letter. Actelis Networks is an "at-will" employer which means that this employment relationship may be termination at any time, with or without good causes or for any or no cause, at the option either of the Company or employee, with or without a notice.

5. Travel. Periodic travel is a requirement of this position based on business needs.

6. General. This offer letter, the Employee Proprietary Information Agreement, when signed by you set forth the terms of your employment with the Company. This agreement can only be amended in writing signed and dated by you and by an Officer of the Company. Any waiver of a right under this agreement must be in wiring. California Law will govern this agreement. As required by immigration law, this offer of employment is subject to satisfactory proof of your right to work in the United States.

We are delighted that you are joining Actelis Networks. Please verify your acceptance of our offer by signing and dating the enclosed copy of this letter in the space provided below and send a scanned copy of the letter and the signed Confidential Information, Invention Assignment and Arbitration Agreement (all pages) to Lea Crisp, Human Resources, at lcrisp@actelis.com / carmel@actelis.com.

Please follow by mailing us the hard copies. All terms of this agreement are subject to approval of the Company's Board of Directors.

We look forward to great success and enjoyable teamwork.

Sincerely,

Tuvia Barlev
CEO

ACCEPTED:

/s/ Yoav Efron	Date:
Yoav Efron